Exhibit 99.1

Kellogg Company News

For release:	April 30, 2008
Analyst Contact:	Joel Wittenberg	(269) 961-9089
Media Contact:	Kris Charles	(269) 961-3799
Kellogg Announces Strong Sales and Operating Profit Growth
And 10% Dividend Increase
     BATTLE CREEK, Mich. - Kellogg Company (NYSE: K) today reported strong first quarter 2008 sales growth of 10% and operating profit growth of 9%. These results were driven by innovation, recent price increases and effective brand building and were achieved after absorbing significant cost inflation. In addition, the Company’s Board of Directors announced plans to increase the quarterly dividend by 10% beginning in the third quarter.
     Reported net earnings for the quarter were $315 million, a 2% decrease from last year’s $321 million. Earnings were $0.81 per diluted share versus last year’s $0.80. First quarter 2007 results included a discrete tax benefit resulting in an effective tax rate of 24% versus this quarter’s 30% rate. In addition, the Company has completed this year’s $650 million share repurchase program.
     “Our continued focus on executing our business model paid off during the first quarter,” said David Mackay, Kellogg’s chief executive officer. “We posted strong results, despite the impact of higher commodity inflation as well as increased advertising and up-front investments. As a sign of our confidence, the Board of Directors announced its plans for a 10% increase in the quarterly dividend starting in the third quarter.”
     Reported net sales in the first quarter of 2008 were $3.3 billion, an increase of 10% from the first quarter of 2007. Internal net sales growth, which excludes the effect of foreign-currency translation and acquisitions, was 5%.
     Kellogg North America posted reported net sales growth of 7%; internal net sales growth was 5%. Retail Cereal posted internal sales growth of 4%. The Retail Snacks business also posted internal sales growth of 4%. The North America Frozen and Specialty Channels businesses posted internal net sales growth of 10%.
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     Kellogg International reported first quarter net sales growth of 16%, or 6% excluding the favorable effect of currency translation and acquisitions. Internal net sales in Latin America increased by 7% and Europe posted internal sales growth of 5%. Both Latin America and Europe achieved solid performance in both the cereal and snacks categories. The Asia Pacific region posted internal net sales growth of 5%.
     Reported operating profit was $545 million in the first quarter of 2008, an increase of 9% from the first quarter of last year. Internal operating profit growth was 6% in the first quarter. The Company achieved these results despite a significant increase in cost inflation, higher up-front costs and a mid single-digit increase in reported advertising investment. Total up-front costs incurred for cost-reduction initiatives were approximately 4 cents per share versus last year’s 1 cent per share. Kellogg continues to expect that up-front costs related to cost-reduction initiatives for the full year will be approximately $0.14 of earnings per share.
     Cash flow, defined as cash from operating activities less capital expenditures, was $181 million in the first quarter versus last year’s $289 million. For the full year, Kellogg still anticipates cash flow of between $1,000 million and $1,075 million.
Kellogg Expresses Confidence and Affirms Guidance for the Full Year
     Kellogg expects full-year earnings to be in a range of $2.92-$2.97 per share. The Company also expects that internal sales and operating profit will increase at a mid single-digit rate for the full year. Expectations for 2008 now include incremental commodity, energy, fuel and benefits expense of approximately 80 cents per share versus the previous expectation of more than 65 cents per share.
     Mr. Mackay concluded, “Although we now expect commodity inflation to be even higher than previously anticipated, we remain committed to achieving another strong year in 2008. Our business momentum, recent price increases and focus on productivity give us confidence we will meet our goals.”
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About Kellogg Company
With 2007 sales of nearly $12 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit-flavored snacks, frozen waffles, and veggie foods. The Company’s brands include Kellogg’s®, Keebler®, Pop-Tarts®, Eggo®, Cheez-It®, Nutri-Grain®, Rice Krispies®, Morningstar Farms®, Famous Amos®, Special K®, Stretch Island®, All-Bran®, Frosted Mini-Wheats®, Club® and Kashi®. Kellogg products are manufactured in 18 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.
Forward-Looking Statements Disclosure
     This news release contains forward-looking statements related to business performance, earnings, costs, cash flow, brand building, and cost-reduction initiatives. Actual performance may differ materially from these statements due to factors related to competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity and energy prices and labor costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, statutory tax rates, and foreign currency conversions or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF EARNINGS
(millions, except per share data)

	Quarter ended
	March 29,	March 31,
(Results are unaudited)	2008	2007

Net sales	$3,258	$2,963

Cost of goods sold	1,894	1,699
Selling, general and administrative expense	819	765

Operating profit	545	499

Interest expense	82	78
Other income (expense), net	(11)	2

Earnings before income taxes	452	423
Income taxes	137	102

Net earnings	$315	$321

Net earnings per share:
Basic	$.82	$.81
Diluted	$.81	$.80

Dividends per share	$.3100	$.2910

Average shares outstanding:
Basic	386	398

Diluted	389	401

Actual shares outstanding at period end	379	397

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Kellogg Company and Subsidiaries
SELECTED OPERATING SEGMENT DATA

	Quarter ended
(millions)	March 29,	March 31,
(Results are unaudited)	2008	2007

Net sales
North America	$2,148	$2,002
Europe	677	574
Latin America	253	229
Asia Pacific (a)	180	158

Consolidated	$3,258	$2,963

Operating profit
North America	$403	$361
Europe	112	108
Latin America	45	47
Asia Pacific (a)	31	27
Corporate	(46)	(44)

Consolidated	$545	$499

(a)	Includes Australia, Asia and South Africa.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year-to-date period ended
	March 29,	March 31,
(unaudited)	2008	2007

Operating activities
Net earnings	$315	$321
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	94	87
Deferred income taxes	(11)	(33)
Other (a)	70	28
Postretirement benefit plan contributions	(41)	(30)
Changes in operating assets and liabilities	(179)	(18)

Net cash provided by operating activities	248	355

Investing activities
Additions to properties	(67)	(66)
Acquisitions of business, net of cash acquired	(105)	—

Net cash used in investing activities	(172)	(66)

Financing activities
Net issuances (reductions) of notes payable	(117)	418
Issuances of long-term debt	746	—
Reductions of long-term debt	(1)	(728)
Issuances of common stock	40	62
Common stock repurchases	(642)	(114)
Cash dividends	(119)	(116)
Other	8	4

Net cash used in financing activities	(85)	(474)

Effect of exchange rate changes on cash	17	10

Increase (decrease) in cash and cash equivalents	8	(175)
Cash and cash equivalents at beginning of period	524	411

Cash and cash equivalents at end of period	$532	$236

Supplemental Financial Data:
Cash Flow (operating cash flow less property additions) (b)	$181	$289

(a)	Consists principally of non-cash expense accruals for employee compensation and benefit obligations.

(b)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.
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Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(millions, except per share data)

	March 29,	December 29,
	2008	2007
	(unaudited)	*

Current assets
Cash and cash equivalents	$532	$524
Accounts receivable, net	1,360	1,026
Inventories:
Raw materials and supplies	249	234
Finished goods and materials in process	644	690
Deferred income taxes	111	103
Other prepaid assets	174	140

Total current assets	3,070	2,717
Property, net of accumulated depreciation of $4,446 and $4,313	3,052	2,990
Goodwill	3,598	3,515
Other intangibles, net of accumulated amortization of $42 and $41	1,449	1,450
Pension	525	481
Other assets	238	244

Total assets	$11,932	$11,397

Current liabilities
Current maturities of long-term debt	$466	$466
Notes payable	1,374	1,489
Accounts payable	1,148	1,081
Accrued advertising and promotion	436	378
Accrued income taxes	82	—
Accrued salaries and wages	186	316
Other current liabilities	399	314

Total current liabilities	4,091	4,044

Long-term debt	4,018	3,270
Deferred income taxes	666	647
Other liabilities	923	910

Shareholders’ equity
Common stock, $.25 par value	105	105
Capital in excess of par value	388	388
Retained earnings	4,399	4,217
Treasury stock, at cost	(1,933)	(1,357)
Accumulated other comprehensive income (loss)	(725)	(827)

Total shareholders’ equity	2,234	2,526

Total liabilities and shareholders’ equity	$11,932	$11,397

*	From audited financial statements.
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